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                                                                EXHIBIT 10.111


                              [FINOVA LETTERHEAD]


                               February 28, 1997



Preferred Equities Corporation
4310 Paradise Road
Las Vegas, Nevada 89109
Attention:  Herbert Hirsch

    VIA AIRBORNE EXPRESS

    Re: Increase in Revolving Receivables Loan to $75 Million

Dear Mr. Hirsch:

       We are pleased to advise you that FINOVA Capital Corporation ("Lender") has agreed to increase the Revolving Receivables Line of Credit to Preferred Equities Corporation, a Nevada corporation ("Borrower"), to $75 million (the "Loan"), subject to the terms and conditions set forth in this letter.

        1.      BORROWER. Preferred Equities Corporation, a Nevada Corporation.

        2.      GUARANTOR.  Mego Financial Corp., a New York Corporation.

        3. AMOUNT AND PURPOSE. The Loan shall be in the total aggregate amount of $75 million. The Loan shall be constituted of the following loan facilities:

                (a) $75 million aggregate revolving Receivables line of credit (the "Receivables Line"), which represents a $25 million increase in the existing $50 million Receivables line;


                (b)  $15 million aggregate revolving mortgage loan facility
        (the "Mortgage Loan Facility") for the purpose of providing funds to Borrower on a revolving basis in order to finance Borrower's acquisition and refurbishment of time-share projects;

                (c) $5 million nonrevolving mortgage loan previously made with respect to the Aloha Bay time-share project located in Pinellas County, Florida (the "Aloha Bay Loan"); and


                (d) $7 million nonrevolving mortgage loan made with respect to two (2) office buildings owned by Borrower and located in Las Vegas, Nevada (the "Office Loan").

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                                                                [FINOVA LOGO]

Preferred Equities Corporation
February 28, 1997
Page 2


        The maximum aggregate balance of the Loan at any time shall not exceed $75 million (the "Maximum Loan Amount"). The maximum amount of the Loan available to Borrower under the Receivables Line shall be reduced by the then aggregate outstanding principal balances of the Mortgage Loan Facility, the Aloha Bay Loan and the Office Loan. In addition, the total principal amount of any and all indebtedness of Borrower to Lender under the Loan which is secured by Receivables Collateral encumbering Lots shall not exceed $35 million at any time.

        4. TERMS AND CONDITIONS OF LOAN. The terms and conditions applicable to the Loan shall be as currently set forth in that Amended and Restated Loan and Security Agreement dated as of May 10, 1989, executed by Borrower and Lender's predecessor-in-interest, Greyhound Real Estate Finance Company, an Arizona corporation ("GREFCO"), as subsequently amended pursuant to fifteen (15) amendments thereafter executed by Borrower and Lender (collectively, the "PEC Loan Agreement"), and by that Loan and Security Agreement dated as of March 30, 1989, executed by Borrower's predecessor-in-interest, Vacation Spa Resorts, Inc., a Tennessee corporation, and GREFCO, as subsequently amended pursuant to six (6) amendments executed by Borrower and Lender (collectively, the "VSR Loan Agreement"), with the material modifications and amendments hereinafter set forth (for the purpose of this Commitment Letter, all references to the "Loan Agreement" shall be deemed to refer to the applicable provision(s) of the PEC Loan Agreement and/or the VSR Loan Agreement, and all initial capitalized terms used herein which are not otherwise defined herein shall have the meaning ascribed thereto in the Loan Agreement):

                4.1 Interest. As of the Closing Date (hereinafter described), the Receivables Line and the Mortgage Loan Facility shall bear interest at a rate per annum (the "Interest Rate") equal to the "Prime Rate" of interest publicly announced from time to time by Citibank, N.A. as its base rate plus 2%, adjusted monthly. The initial Prime Rate shall be Citibank's base rate in effect on the first day of the month of the initial advance of the Loan proceeds. Thereafter, the Prime Rate will change based upon Citibank's base rate in effect on the first day of each subsequent month. Interest shall be calculated on the basis of a 360-day year and charged for the actual days elapsed.

                The Interest Rate payable on the Aloha Bay Loan and the Office Loan shall remain unchanged.

                4.2 Borrowing Term. Borrower shall have the right to request and receive Advances under the Receivables Line for a period of thirty-six (36) months following the first Advance made under the Receivables Line after the Closing Date, or thirty-nine (39) months after date of this Commitment Letter, whichever comes first.


                Borrower shall have the right to request and receive Advances under the Mortgage Loan Facility for a period of twelve (12) months after the Closing Date.








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                                                                [FINOVA LOGO]

Preferred Equities Corporation
February 28, 1997
Page 3

                The Borrowing Terms with respect to the Aloha Bay Loan and the Office Loan shall remain unchanged.

                4.3 Borrowing Base Formula Under Receivables Line. The Advances of the Loan which shall be available to Borrower under the Receivables Line shall be equal to lesser of (a) eighty-five percent (85%) of the unpaid principal balance payable under the Eligible Receivables, or (b) ninety percent (90%) of the then present value assigned to the unmatured installments of principal and interest payable under the Eligible Receivables, discounted at Lender's prevailing discount rate as described in the Loan Agreement (except that the Lender's prevailing discount rate as described in paragraph 7.6.1(c) of the Loan Agreement shall be amended to provide a floor of twelve percent (12%) per annum); provided, however, that the maximum Borrowing Base allocable to Eligible Receivables arising from the sale of Units in Project (Reno) shall not in any event exceed $4 million. There shall no longer be a limitation on the maximum Borrowing Base allocable to Eligible Receivables arising from sales of Lots in projects located in Colorado; provided, however, that in calculating the Borrowing Base, the indebtedness secured by Eligible Receivables arising from the sale of Lots shall be limited to $35 million. In addition, Advances of the Loan with respect to Eligible Receivables arising from "Unsolidified Lot Sales" shall be limited to 65% of the unpaid principal balance payable under any Eligible Receivables arising from "Unsolidified Lot Sales"; provided that the indebtedness secured by Eligible Receivables arising from "Unsolidified Lot Sales"; shall not exceed at any time $2.5 million. For the purpose of the Loan, "Unsolidified Lot Sales" shall be deemed to mean an Instrument or Contract which arises out of the sale of a Lot by Borrower to a Purchaser where such Purchaser has not personally inspected the Lot with a representative of Borrower and the Instrument or Contract provides a specific period after the date of purchase within which such Purchaser may cancel the Instrument or Contract as a result of the fact that the Purchaser had not inspected the Lot prior to the purchase. At such time as the Purchaser makes any such required inspection or the period for rescission of the Instrument or Contract has expired, the 65% Advance limitation with respect to such Eligible Receivables shall no longer apply.


                4.4 Maturity Date. The principal balance of the Loan consisting of Advances under the Receivables Line shall be payable on a monthly basis in an amount equal to one hundred percent (100%) of all proceeds of the Receivables Collateral collected during each month during the Loan term. All amounts of unpaid principal representing Advances made under the Receivables Line with respect to Receivables Collateral secured by Units shall be paid in full not later than the seventh (7th) anniversary of the date of the last Advance made by Lender under the Receivables Line. All Advances of the Loan made under the Receivables Line with respect to Lots shall be paid in full not later than the tenth (10th) anniversary of the date of the last Advance made under the Receivables Line.

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                                                                [FINOVA LOGO]

Preferred Equities Corporation
February 28, 1997
Page 4

        Payments of the outstanding principal balance under the Mortgage Loan Facility shall be made on a monthly basis commencing with the first full calendar month following the final Advance made with respect to the Project being financed by such Advance with payments of principal and interest in an amount necessary to amortize the entirety of the Advance over a twenty-four (24) month amortization period.

        The payment provisions with respect to the Aloha Bay Loan and the Office Loan shall continue as set forth in the promissory notes executed by Borrower in connection with such loans.

        4.5 Partial Prepayment. Advances under the Receivables Line may be partially prepaid in increments of not less than $2 million per prepayment; provided that Borrower gives Lender thirty (30) days prior written notice of its intent to partially prepay the Receivables Line, which notice shall be irrevocable; and provided, further, that any such prepayment is accompanied by accrued interest on the amount to be prepaid, any and all other sums then due to Lender, and a prepayment premium in an amount equal to one percent (1%) of the amount to be prepaid; and provided, further, that in no event shall any partial prepayment reduce the total outstanding principal balance of the Loan below $35 million.

        Advances which are represented by Borrower's promissory notes executed in connection with the Aloha Bay Loan and the Office Loan and any Advances under the Mortgage Loan Facility may be prepaid in accordance with the terms and conditions of the promissory notes executed by Borrower in connection therewith.

        4.6 Full Prepayment. The Loan may be prepaid in whole; provided that Borrower gives Lender at least thirty (30) days prior written notice of its intent to prepay the total outstanding principal balance of the Loan, which notice shall be irrevocable; and provided, further, that any such prepayment is accompanied by accrued interest on the Loan and any and all other sums then due to Lender, together with a prepayment premium determined in accordance with the following schedule:


Month of Prepayment        Prepayment Premium
-------------------        ------------------
Months  1-18               3% of the principal balance outstanding

Months 19-36               2% of the principal balance outstanding

Months 37-54               1% of the principal balance outstanding

Month 55 and thereafter    0% of the principal balance outstanding


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                                                                [FINOVA LOGO]

Preferred Equities Corporation
February 28, 1997
Page 5



                4.7 Security. All obligations of Borrower to Lender shall continue to be secured by (a) the Receivables Collateral as described in the Loan Agreement, (b) the First Mortgage Liens recorded with respect to the following Projects as described in the Loan Agreement: Aloha Bay Phase I, Headquarters, FCFC Building, Ida Building Addition, Ida Building I, Ida Building II and Winnick Building Addition, (c) the Mego Guarantee, and (d) all other security for the performance of Borrower's obligations under the Loan as described in the Loan Agreement.

                4.8 Loan Fees. Borrower shall pay to Lender the following Loan Fees in connection with the Loan described herein:

                        (a) One percent (1%) of the increase in the Receivables Line ($250,000.00), which shall be paid by Borrower to Lender in an amount equal to $180,000.00 simultaneously with the first Advance made under the Receivables Line after the Closing Date, and the balance thereof ($70,000.00) shall be paid at such time as the outstanding principal balance of the Loan under the Receivables Line equals or exceeds $68 million.

                        (b) For each Project funded by an Advance under the Mortgage Loan Facility, Borrower shall pay a fee equal to one-half percent (.5%) of each Advance at the time of such Advance, together with an incentive fee equal to $20.00 per Time-Share Interval (the "Incentive Fee"), which Incentive Fee shall be payable at such time as such interval is sold to a Purchaser and released from the mortgage or deed of trust recorded with respect to such Project.

                4.9 Eligible Receivables. The existing requirements for Eligible Receivables as defined under the Loan Agreement shall continue to apply with the following modifications:

                        (a) With respect to Instruments or Contracts in the case of Receivables Collateral encumbering Units, consecutive monthly installments of principal and interest shall have a remaining term not exceeding ninety-six (96) months; provided, however, that Instruments or Contracts consisting of Receivables Collateral encumbering Units with consecutive monthly installments of principal and interest having a remaining term exceeding 96 months, but not exceeding 120 months, shall be includable as Eligible Receivables to the extent that such Instruments or Contracts have an aggregate unpaid principal balance not exceeding twenty percent (20%) of the aggregate unpaid principal balance of the total Receivables Collateral encumbering Units then pledged by Borrower to Lender under the Loan Agreement.

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Preferred Equities Corporation
February 28, 1997
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                        (b)     Receivables Collateral arising out of the sale
        of Lots which are not within a Project included within the definition of "Project" under the Loan Agreement, shall not be deemed to constitute Eligible Receivables unless such Project is first approved by Lender.

                4.10 Requirements for Funding Under Mortgage Loan Facility. In addition to all other conditions and requirements under the Loan Agreement with respect to Advances under the Mortgage Loan Facility, each Project to be funded under the Mortgage Loan Facility shall satisfy the following conditions and requirements:

                        (a) The Borrower shall have a total equity investment in such Project of not less than ten percent (10%) of the total Project cost;

                        (b) Each Project to be funded under the Mortgage Loan Facility shall be located in relatively close proximity to existing Projects or in time-share markets whose historical sales are deemed satisfactory to Lender.

                        (c) No Projects funded under the Mortgage Loan Facility shall consist of Lots;

                        (d) Each Project to be funded under the Mortgage Loan Facility must be approved by Lender.

                4.11 Marketing Expenses. Borrower's covenant with respect to Marketing Costs shall be modified to provide that Borrower's Marketing Costs (as defined in the Loan Agreement) shall not exceed fifty-five percent (55%) of Net Sales (as defined in the Loan Agreement) for any of Borrower's trailing four (4) quarters. Any fees payable by Borrower to Hospitality Franchise Systems, Inc. (Ramada) shall be excluded from the calculation of Marketing Costs. The covenant with respect to Marketing Costs shall be tested on a semiannual basis at the end of Borrower's second (2nd) fiscal quarter and again at the end of Borrower's fourth (4th) fiscal quarter for each of Borrower's fiscal years.

                4.12 Tangible Net Worth. The Tangible Net Worth requirement under the Loan Agreement shall be modified to read as follows:

                        "Until full and complete performance of all of Borrower's Obligations under the Loan, the Consolidated Tangible Net Worth of Borrower and its Subsidiaries shall be, at all times, not less than $20 million (the "Tangible Net Worth Base"); provided, however, that the Tangible Net Worth Base shall be increased each fiscal quarter by an amount equal to fifty percent (50%) of the consolidated Net Income of Borrower and its Subsidiaries (if any), commencing with Borrower's fiscal

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Preferred Equities Corporation
February 28, 1997
Page 7



        quarter ending November 30, 1997; and provided, further, that the Tangible Net Worth base shall not be increased to more than $25 million. In the event that Borrower and its Subsidiaries do not realize any Net Income for any fiscal quarter, or if there is a Net Loss for such quarter, the Tangible Net Worth Base applicable to the next successive quarter shall remain unchanged and shall not in any event be reduced or decreased. For purposes of testing the Tangible Net Worth requirement, the definition of "Consolidated Tangible Net Worth" shall mean, on any date of determination thereof, the Consolidated Net Worth of Borrower and its Subsidiaries, as determined in accordance with GAAP, after deducting the value of patents, trademarks, goodwill and other intangible assets, the value of assets treated as "questionable" by the accounting firm shall have prepared Borrower's most recent financial statement, and after deducting all amounts due Borrower from its Affiliates or from Mego Financial Corp. (provided that the deduction for any amounts owed to Borrower from Mego Mortgage shall include only amounts which are owed in excess of $1 million). It is agreed that deferred selling expenses determined in accordance with GAAP shall not be classified as intangible assets. For the purposes of determining the quarterly increases in the Tangible Net Worth Base, the Net Income of Borrower and its Subsidiaries shall be determined in accordance with GAAP."

        5. CONDITIONS PRECEDENT TO CLOSING. The following shall be delivered to lender or occur prior to the Closing Date, all in form, manner and substance satisfactory to Lender, in Lender's sole discretion:

                5.1 Loan Documents. Such duly executed loan documents as lender shall require to evidence and secure the Loan (the "Loan Documents"), which shall include a Second Amended and Restated Loan and Security Agreement which shall operate to restate and consolidate all of the current and applicable terms and conditions of the Loan Agreement as modified by this Commitment Letter.

                5.2 Continued Perfection of Liens. Evidence that all liens and security interests granted to Lender have been duly perfected and continue to be perfected as first and prior liens and security interests, and that there are no other financing statements or liens filed against either Borrower or the property of either Borrower, except those which are approved by Lender.

                5.3 Power and Authority. Such documents as Lender shall require to establish the proper organization and good standing of Borrower and Guarantor, the authority of the Borrower and Guarantor to execute the Loan Documents, and evidence that Borrower and Guarantor have obtained all approvals and consents which are necessary to enable Borrower to execute the Loan Documents and consummate the Loan.

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Preferred Equities Corporation
February 28, 1997
Page 8


                5.4 Insurance. Evidence that there is in effect such casualty and hazard insurance, flood, business interruption, title, public liability and other insurance required by Lender and written by insurers, and in amounts and form satisfactory to Lender.

                5.5 Legal Opinion. Favorable legal opinions of counsel for Borrower, dated as of the day of Closing, covering the due authorization, execution, delivery, validity, binding effect and enforceability of the Loan Documents and the validity of all liens and security interests granted thereby, compliance with usury laws, and such other matters as Lender may require.

                5.6 Material Adverse Change. Evidence that as of the date of Closing there has been no material adverse change in the financial condition of Borrower or Guarantor from the financial statements and other documents most recently submitted to Lender.

                5.7 Loan Costs. Payment of the applicable portion of the Loan Fees to Lender. Any other known third-party expenses (including, without limitation, appraisal fees, Lender's outside attorneys' fees and costs, Lender's out-of-pocket costs, brokerage commissions, environmental assessment fees, costs and premiums related to the examination and insurance of title, survey fees and travel expenses) shall also have been paid.

                5.8 Other Institutional Financing. Such documents or evidence as Lender shall require to establish that any and all indebtedness owed by Borrower to Heller Financial and Textron Financial is currently paid and Borrower is in good standing and in compliance with all of its obligations to Heller Financial and Textron Financial.

                5.9 Searches. Current lien, tax lien, litigation and judgment searches on each of Borrower and Guarantor.

                5.10 Title Insurance. Borrower shall have obtained and delivered to Lender, at Borrower's expense, current date-down endorsements to all existing ALTA extended coverage mortgagee's title insurance policies issued in favor of Lender with respect to Aloha Bay Phase I, Headquarters, FCFC Building, Ida Building Addition, Ida Building I, Ida Building II and the Winnick Building Addition, which date-down endorsements shall insure that the deeds of trust or mortgages recorded with respect to such properties continue to be a first and prior lien on such property, subject only to such additional exceptions as may be approved by Lender.

                5.11 Management Letters. Lender shall have received, reviewed and approved to its satisfaction Management Letters written by Deloitte & Touche to Guarantor and Borrower with respect to their 1996 fiscal year, together with any responses to such Management Letters by Borrower or Guarantor.
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Preferred Equities Corporation
February 28, 1997
Page 9


                5.12 Financial Statements. Lender shall have received, reviewed and approved to its satisfaction financial statements for Guarantor and Borrower for the fiscal quarter ending November 30, 1996. In addition, and as a post-closing condition, not later than May 15, 1997, Lender shall have received, reviewed and approved to its satisfaction financial statements for Guarantor and Borrower for the fiscal quarter ending February 28, 1997.

                5.13 Litigation Update. Borrower shall have delivered to Lender, and Lender shall have reviewed and approved to its satisfaction, an updated report and analysis with respect to all litigation matters involving Borrower and Guarantor.

        6. FEES AND EXPENSES: Whether or not the Loan closes, Borrower shall pay to Lender on demand all outside attorneys' fees and costs, appraisal fees, title and recording charges, and all costs and expenses incurred by Lender in making the Loan.

        7. CHOICE OF LAW: This Commitment and the Loan Documents shall be governed by the laws of the State of Arizona. Proper and exclusive (unless Lender requires otherwise) jurisdiction and venue for any dispute arising out of this Commitment or the Loan Documents shall be in Federal and State courts sitting in Phoenix, Arizona.

        8. JURY TRIAL: Given the fact that any controversy which may arise under any of the Loan Documents or with respect to the transaction contemplated thereby would be based upon difficult and complex issues, the parties agree that any lawsuit arising out of such controversy will be tried in a court of competent jurisdiction by a judge sitting without a jury.

        9. ACCEPTANCE AND EXPIRATION AND TERM: This Commitment shall not become effective unless a copy of the Commitment executed by Borrower, is delivered to Lender on or before March 5, 1997 at its offices at 7272 East Indian School Road, Suite 410, Scottsdale, Arizona 85251, to the attention of Jeffrey A. Owings. If the closing (the "Closing") does not occur on or before April 15, 1997, or the date to which the term is extended by the written agreement of Borrower and Lender, except for Borrower's obligations pursuant to
Section 6, this Commitment shall automatically terminate.

                                        Cordially,

                                        FINOVA CAPITAL CORPORATION



                                        By:  /s/  RANDALL HELLER
                                           ------------------------------------
                                        Name:  Randall Heller
                                        Title: Vice President

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Preferred Equities Corporation
February 28, 1997
Page 10




ACCEPTED AND AGREED TO THIS
3rd day of March, 1997:

PREFERRED EQUITIES
CORPORATION, a Nevada corporation




By:  /s/  RICHARD L. RODRIGUEZ
   -------------------------------------
Name:  Richard L. Rodriguez
Title: Vice President
                              "BORROWER"


MEGO FINANCIAL CORP., a Nevada
corporation


By:  /s/  RICHARD L. RODRIGUEZ
   -------------------------------------
Name:  Richard L. Rodriguez
Title: Asst. Secretary & Asst. Treasurer
                             "GUARANTOR"